 Exhibit 5.1

FLG Flangas Law Group

October 29, 2021

Board of Directors

COMSovereign Holding Corp.

5000 Quorum Drive, Suite 400

Dallas, Texas 75254

Re:	Public Offering of 9.25% Series A Cumulative Redeemable
Perpetual Preferred Stock of COMSovereign Holding Corp.

Ladies and Gentlemen:

We are acting as special Nevada counsel for COMSovereign Holding Corp., a Nevada corporation (the “Company”), in connection with the public offering of up to 368,000 shares (the “Shares”) of 9.25% Series A cumulative redeemable perpetual preferred stock, $0.0001 par value per share (the “Series A Preferred Stock”), of the Company, all of which Shares are to be sold by the Company pursuant to a prospectus supplement dated October 26, 2021 and the accompanying base prospectus dated September 14, 2021 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective Registration Statement on Form S-3 (File No. 333-259307) (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Shares are to be sold by the Company pursuant to the terms of the Underwriting Agreement, dated October 26, 2021 (the “Underwriting Agreement”), by and among The Benchmark Company, LLC, as representatives of the several underwriters listed on Schedule A thereto (the “Underwriters”), and in the manner described in the Prospectus.

We have examined originals or copies of each of the documents listed below:

1.	The Restated Articles of Incorporation of the Company, as amended (including the Certificate of Designations designating the terms of the Series A Preferred Stock (the “Certificate of Designations”), as certified by an officer of the Company as of the date hereof;
2.	The Bylaws of the Company, as certified by an officer of the Company as of the date hereof;
3.	Written consent of the Board of Directors of the Company dated 25, 2021 and a written consent of the Board of Directors of the Company, dated October 26, 2021 (collectively, the “Resolutions”), relating to, among other things, the following: (i) the authorization of the issuance of the Shares, and (ii) the registration of the Shares under the Securities Act, as certified by an officer of the Company as of the date hereof;

ComSovereign Holding Corp.

October 29, 2021

4.	A Good Standing Certificate for the Company from the Nevada Secretary of State dated October 27, 2021;

5.	The Underwriting Agreement; and
6.	The Registration Statement.

We have examined originals or copies of such other corporate records, certificates of corporate officers and public officials and other agreements and documents as we have deemed necessary or advisable for purposes of this opinion letter. We have relied upon the certificates of all public officials and corporate officers with respect to the accuracy of all factual matters contained therein.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; and (ii) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that following (i) the filing and acceptance of the Certificate of Designations, (ii) the issuance and delivery of the Shares pursuant to the terms of the Underwriting Agreement, and (iii) the receipt by the Company of the consideration for the Shares specified in the resolutions of the Board of Directors of the Company and in the Underwriting Agreement, the Shares will, when issued in accordance with the Certificate of Designations, be validly issued, fully paid, and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of Nevada. The opinions expressed above concern only the effect of the laws (excluding the principles of conflict of laws) of the State of Nevada currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date of this opinion, or if we become aware of any facts that might change the opinions expressed above after the date of this opinion.

This opinion is furnished to you in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and may not be relied upon for any other purpose without our express written consent. No opinion may be implied or inferred beyond the opinion expressly stated. This opinion is given as of the date hereof, and we assume no obligation to advise you of any changes in applicable law or any facts or circumstances that come to our attention after the date hereof that may affect the opinion contained herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Shares.

ComSovereign Holding Corp.

October 29, 2021

We consent to your filing of this opinion as an exhibit to the above-referenced Form 8-K and further consent to the use of our name wherever appearing in the Registration Statement and the Prospectus. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K under the Securities Act.

Very truly yours,

/s/ Flangas Law Group

FLANGAS LAW GROUP